Exhibit 99.1
PRESS RELEASE

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2018 THIRD QUARTER RESULTS

HOUSTON — AUGUST 7, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2018 third quarter ended June 30, 2018.
Revenues for the third quarter of fiscal 2018 were $122.1 million, compared to revenues of $101.5 million for the second quarter of 2018 and revenues of $85.9 million for the third quarter of fiscal 2017. The Company reported net income for the third quarter of $0.3 million, or $0.03 per diluted share, compared to a net loss of $3.3 million, or $0.29 per diluted share for the second quarter of fiscal 2018 and a net loss of $3.2 million, or $0.28 per diluted share, for the third quarter of fiscal 2017.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our third quarter 2018 results reflect continued improvements in our operations, driven by U.S. operations. We also continued to make progress completing work on lower margin projects while proactively increasing the volume and margin quality of our backlog. New awards this quarter maintained the pace from last quarter with improved activity in our core markets, especially from refineries, petrochemical facilities and new pipeline projects.”

New orders placed during the third quarter of fiscal 2018 totaled $139 million compared to $142 million in the second quarter of fiscal 2018 and compared to $91 million in the third quarter of fiscal 2017. The Company’s backlog as of June 30, 2018 was $316 million compared to $300 million as of March 31, 2018 and compared to $233 million at the end of last year’s third quarter.

OUTLOOK
Powell anticipates its fiscal 2018 fourth quarter earnings performance to show continued improvement over the third quarter results. However, the company continues to expect to report a net loss for fiscal 2018.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 8, 2018 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 15, 2018. To access the replay, dial 201-612-7415 using a passcode of 13681014#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
(In thousands, except per share data)
	(Unaudited)

Revenues	$122,130	$85,927	$313,819	$300,948
Cost of goods sold	103,755	76,873	272,469	261,073
Gross profit	18,375	9,054	41,350	39,875

Selling, general and administrative expenses	16,174	14,761	48,462	46,453
Research and development expenses	1,632	1,726	4,926	4,818
Amortization of intangible assets	44	87	161	263
Restructuring and separation expenses	—	—	—	840
Operating income (loss)	525	(7,520)	(12,199)	(12,499)

Other income	—	(507)	(507)	(1,522)
Interest expense	51	41	153	122
Interest income	(215)	(156)	(711)	(287)
Income (loss) before income taxes	689	(6,898)	(11,134)	(10,812)

Income tax provision (benefit)	388	(3,683)	(2,443)	(6,469)

Net income (loss)	$301	$(3,215)	$(8,691)	$(4,343)

Income (loss) per share:
Basic	$0.03	$(0.28)	$(0.76)	$(0.38)
Diluted	$0.03	$(0.28)	$(0.76)	$(0.38)

Weighted average shares:
Basic	11,514	11,463	11,503	11,449
Diluted	11,587	11,463	11,503	11,449

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,231	$3,167	$9,655	$9,481
Capital Expenditures	$1,163	$818	$3,978	$2,520
Dividends Paid	$2,980	$2,971	$8.934	$8,904

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2018	September 30, 2017
(In thousands)	(Unaudited)

Assets:

Cash and cash equivalents and short-term investments	$55,293	$95,188

Restricted cash	19,952	15,104

Other current assets	177,177	139,779

Property, plant and equipment (net)	130,545	139,420

Restricted cash (non-current)	3,635	9,747

Long-term assets	22,048	15,748

Total assets	$408,650	$414,986

Liabilities and equity:

Current liabilities	$99,119	$85,579

Long-term debt, net of current maturities	1,200	1,600

Deferred and other long-term liabilities	6,884	6,511

Stockholders’ equity	301,447	321,296

Total liabilities and stockholders’ equity	$408,650	$414,986

SELECTED FINANCIAL DATA:

Working capital	$153,303	$164,492